EXHIBIT O

                 Amendment No. 1 to Agreement and Plan of Merger

         This Amendment No. 1 (this "Amendment") to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 25, 1998, by and among Trace International Holdings, Inc., a Delaware corporation ("Parent"), Trace Merger Sub, Inc., a Delaware corporation("Sub"), and Foamex International Inc., a Delaware corporation (the "Company"), is being entered into as of July 6, 1998.

         WHEREAS, Parent, Sub and the Company desire to amend the Merger Agreement;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         Section 1. Amendment to Section 5.1(e)(iii). Section 5.1(e)(iii) of the Merger Agreement is hereby amended and restated as follows: "(iii) (A) enter into or modify or amend any employment agreement or arrangement with any officer or director of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice or (B) enter into or modify or amend any severance agreement with, or grant any severance or termination pay to, any officer or director of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice or as required by any applicable Legal Requirement or in connection with the Crain restructuring or Contracts in effect on the date hereof; or".

         Section 2. Amendment to Sections 5.1(g)(iii) and (iv). Sections 5.1(g)(iii) and (iv) of the Merger Agreement are hereby amended and restated as follows: "(iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person (other than a Subsidiary of the Company or as set forth on Section 5.1 of the Company's Disclosure Schedule); (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to the Subsidiaries of the Company, pursuant to the Merger Agreement or as set forth on Section 5.1 of the Company's Disclosure Schedule (provided the ownership structure of such Subsidiary has not changed from that existing on the date hereof) or customary advances to employees); or".

         Section 3. No Further Amendment. Except as otherwise provided herein, the Merger Agreement shall remain unchanged and in full force and effect and as amended hereby is ratified by the parties hereto.
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         Section 4. Effect of Amendment. From and after the execution of this
Amendment by the parties hereto, any references to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

         Section 5. Governing Law. This Amendment and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

         Section 6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Amendment or the Merger Agreement nor in any way affect this Amendment or the Merger Agreement.



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         IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be signed on his own behalf or by a duly authorized officer, as the case may be, as of the date first above written.

                         TRACE INTERNATIONAL HOLDINGS, INC.


                         By: /s/ Philip N. Smith, Jr.
                             ----------------------------
                             Name:  Philip N. Smith, Jr.
                             Title: Senior Vice President


                         TRACE MERGER SUB, INC.


                         By: /s/ Tambra S. King
                             ----------------------------
                             Name:  Tambra S. King
                             Title: Vice President


                         FOAMEX INTERNATIONAL INC.

                         By: /s/ Andrea Farace
                             ----------------------------
                             Name:  Andrea Farace
                             Title: Chairman and Chief
                                    Executive Officer



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